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                                                              September 12, 1996



HealthPlan Services Corporation
3501 Frontage Road
Tampa, Florida 33607


         RE:  SUPPORT/VOTING AGREEMENT

Dear Sirs:

         The undersigned understands that HealthPlan Services Corporation ("HPS"), HealthPlan Services Alpha Corporation, a wholly owned subsidiary of HPS ("Subcorp"), and Health Risk Management, Inc. ("HRMI") are entering into an Agreement and Plan of Merger dated the date hereof (the "Agreement") providing for, among other things, a merger between Subcorp and HRMI (the "Merger"), in which all of the outstanding shares of capital stock of HRMI will be exchanged for shares of common stock, $.01 par value, of HPS.

         The undersigned is a shareholder of HRMI (the "Shareholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

         The Shareholder confirms its agreement with you as follows:

         1. The Shareholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of HRMI of which the Shareholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (the "Shares") and that the Shareholder and its affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as set forth in Schedule I, neither the Shareholder nor any

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of its affiliates own or hold any rights to acquire any additional shares of the capital stock of HRMI (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

         2. The Shareholder agrees that it will not, will not permit any company, trust or other entity controlled by the Shareholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with your prior written consent, except for any transfer by gift to family members, charitable organizations, or trusts for the benefit of such persons or the Shareholder.

         3. The Shareholder agrees to, will cause any company, trust or other entity controlled by the Shareholder to, and will cause its affiliates to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The Shareholder agrees that it will not, will not permit any such company, trust or other entity to, and will not permit any of its affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving HRMI, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of HRMI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than HPS, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Shareholder from taking any action or omitting to take any action (i) as a member of the Board of Directors of HRMI necessary so as not to violate such Shareholder's fiduciary obligations as a Director or which action is otherwise not taken in violation of any of the terms of the Agreement, or (ii) as an officer of HRMI at the direction or request of or





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authorized by the Board of Directors of HRMI so long as such direction or request or authorization was not made in violation of any of the terms of the Agreement.

         4. The Shareholder agrees that all of the Shares beneficially owned by the Shareholder or its affiliates, or over which the Shareholder or any of its affiliates has voting power or control, directly or indirectly (including any common shares of HRMI acquired after the date hereof), at the record date for any meeting of stockholders of HRMI called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby will be voted by the Shareholder or its affiliates in favor thereof and that neither Shareholder nor any of its affiliates will vote such Shares in favor of any Competing Transaction.

         5. The Shareholder has all necessary power and authority to enter into this letter agreement. This agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against the Shareholder in accordance with its terms.

         6. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

         This letter agreement shall terminate automatically at the earlier of
(i) termination of the Agreement and (ii) the Effective Time (as defined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                        Very truly yours,



                                        /s/ Gary T. McIlroy, M.D.
                                        ------------------------------
                                        Gary T. McIlroy, M.D.

                                               "Shareholder"





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Confirmed on the date
first above written.

HealthPlan Services Corporation



By:      /s/ Phillip S. Dingle
   -------------------------------------





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                                   SCHEDULE I

                                Stock Ownership
                                       of
                             Gary T. McIlroy, M.D.



Owned of Record (including Stock Options):










Owned Beneficially (including Stock Options):